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                                                                       EXHIBIT 8

                   LOWENSTEIN, SANDLER, KOHL, FISHER & BOYLAN
                           A PROFESSIONAL CORPORATION

                               COUNSELLORS AT LAW

             65 LIVINGSTON AVENUE, ROSELAND, NEW JERSEY 07068-1791
                 TELEPHONE 973.597.2500, FACSIMILE 973.597.2400

                                                                January 20, 1998

Bergen Brunswig Corporation
4000 Metropolitan Drive
Orange, CA 92868

Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the merger of Bruin Merger Corp. ("Subcorp"), a New Jersey corporation and a wholly-owned subsidiary of Cardinal Health, Inc. ("Cardinal"), an Ohio corporation, with and into Bergen Brunswig Corporation ("Bergen"), a New Jersey corporation (the "Merger").

     Our opinion is based upon (i) the Agreement and Plan of Merger dated as of August 23, 1997, by and among Cardinal, Subcorp and Bergen (the "Merger Agreement")(1), (ii) the facts set forth in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission with respect to the Merger (the "Registration Statement"), (iii) the assumption that representations with respect to the Merger made by management of Cardinal and Bergen, respectively, and by certain shareholders of Bergen, are true and correct today and will be true and correct as of the Effective Time of the Merger, and (iv) current provisions of the Code, the regulations thereunder, administrative rulings of the Internal Revenue Service and court decisions. Based thereupon, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement, it is our opinion that:

     (i) the Merger will constitute a reorganization under section 368(a) of the Code; (ii) Bergen, Cardinal and Subcorp each will be a party to that reorganization within the meaning of section 368(b) of the Code; and (iii) no gain or loss will be recognized by the shareholders of Bergen upon the receipt of Cardinal Common Shares in exchange for shares of Bergen Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares.

     We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,

                                /s/  LOWENSTEIN, SANDLER, KOHL, FISHER & BOYLAN

                                LOWENSTEIN, SANDLER, KOHL, FISHER & BOYLAN, P.A.

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1 Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.